EXHIBIT 99.1

Media Contacts:

Louise Kehoe, Kodak, +1 585-802-1343, louise.kehoe@kodak.com

Ed Rowley, Southeastern Asset Management, +1 203-992-1230, erowley@ascadvisors.com

Scott Tagliarino, Southeastern Asset Management, +1 203-992-1230, scott@ascadvisors.com

Investor Contact:

Bill Love, Kodak, +1 585-724-4053, shareholderservices@kodak.com

Eastman Kodak Announces $200 million Convertible Preferred Stock Investment by Southeastern Asset Management

•	Proceeds to be used to pay down existing debt

•	Stock sale increases financial flexibility

•	Southeastern Asset Management invests in Kodak’s future

ROCHESTER, N.Y., November 7, 2016 – Eastman Kodak Company (NYSE: KODK) today announced that it has entered into an agreement to sell $200 million of newly created 5.50% Series A Convertible Preferred Stock (“Preferred Stock”) to funds managed by Southeastern Asset Management, an employee-owned, global investment management firm.

Kodak intends to use the net proceeds of the sale of Preferred Stock, together with cash on hand, to prepay in full its outstanding second lien term loans. To facilitate the Preferred Stock sale, Kodak entered into an amendment to its revolving ABL credit facility to permit pre-payment of the second lien term loans and payment of cash dividends on the Preferred Stock.

“This transaction improves our capital structure and enhances our financial flexibility,” said Jeff Clarke, Kodak Chief Executive. “This is an important step forward in Kodak’s return to strength. We are very pleased that Southeastern has committed to make this significant investment and demonstrated its confidence in Kodak’s future.”

In connection with the investment, Southeastern Asset Management will have the right to nominate members to Kodak’s board of directors proportional to its shareholding on an as-converted basis.

The transaction is expected to close in November and is subject to the satisfaction of customary closing conditions. Foros acted as financial advisor and Sullivan & Cromwell LLP as legal advisor to Kodak in connection with the transaction.

Summary of Key Terms

The per share purchase price for the Preferred Stock is equal to its liquidation value of $100 per share. The Preferred Stock will have a 5.50% cash dividend rate and is convertible into shares of common stock at a conversion price of $17.40 per share. This conversion price represents a 20% premium to the closing price of $14.50 per share on November 4, 2016. On an as-converted basis, the Preferred Stock will represent approximately 11.5 million common shares, or approximately 21% of the common shares outstanding after giving effect to the issuance and conversion.

At any time after 2 years from the issuance date, if the closing price of Kodak’s common stock equals or exceeds $21.75 for 45 trading days within a period of 60 consecutive trading days, the shares of Preferred Stock will, upon notice from Kodak, convert into shares of common stock. On the fifth anniversary of the issuance date, Kodak will redeem any unconverted Preferred Stock at a redemption price equal to 100% of the liquidation preference plus any accrued but unpaid dividends.

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About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, electronic displays, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at Kodak.

About Southeastern Asset Management

Southeastern Asset Management is an employee-owned, global investment firm founded in 1975. Southeastern employs a value investment approach, focusing on long-term investments in strong businesses, which are managed by good people and trade at deeply discounted prices relative to intrinsic value. The firm seeks to build collaborative, constructive relationships with company boards and management to support long-term value creation. Southeastern is headquartered in Memphis, with global offices in London, Singapore, and Sydney. Additional information can be found at www.southeasternasset.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offer and sale of the Preferred Stock are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Accordingly, the Preferred Stock may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Kodak’s plans, objectives, goals, strategies, future events, future transactions and business trends and other information that is not historical information. When used in this press release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and similar expressions, as well as statements that do not relate strictly to historical or current facts, are intended to identify forward-looking statements. All forward-looking statements are based upon Kodak’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in the forward-looking statements. Important factors that could cause actual events or results to differ materially from the forward-looking statements include, among others, the risks, uncertainties and other factors described in Kodak’s filings with the U.S. Securities and Exchange Commission. In addition, the closing of the Preferred Stock transaction and the pre-payment of Kodak’s second lien term loans are subject to the risk that the conditions to closing for the Preferred Stock transaction will not be satisfied and the uncertainty whether such transaction will be consummated even if such conditions are satisfied.